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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         STAR ACQUISITIONS CORPORATION

        Pursuant to the provisions of the Colorado Corporation Code, as amended, the undersigned Corporation hereby adopts the following Amended and Restated Articles of Incorporation to its Articles of Incorporation: to supersede the original Articles of Incorporation.

                                    ARTICLE I
                                      Name

        The name of the Corporation shall be SOUTHWESTERN WATER EXPLORATION CO.


                                   ARTICLE II

                               Period of Duration

                   The Corporation shall exist in perpetuity.


                                   ARTICLE III

                              Objects and Purposes

        The nature of the business and the objects and purposes to be transacted, promoted or carried on, and for which the Corporation is organized, are as follows:

        1. To engage in the development and sale of water on its own behalf and on behalf of clients.

        2. To take, hold and acquire by purchase, lease, exchange, merger or otherwise, and to sell, lease, mortgage, pledge, exchange or otherwise deal in personal property of every kind, nature and description, and any and all interests therein and wherever situated.

        3. To construct buildings or other improvements upon its land or upon the land of others, and to furnish, manage or operate the same.

        4. To act as agent, nominee, contractor, trustee or otherwise, either alone or in company with others, including

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natural persons, corporations, partnerships, joint ventures, and all other business entities, as fully and to the same extent as natural persons might or could do.

        5. To purchase, hold, transfer or sell the shares of its own capital stock, provided that it shall not use its funds or property for the purchase of its own shares of capital stock, when such use would cause any impairment of its capital.

        6. To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of or acquire ownership interests in business entities shares of the capital stock of corporations, or any bonds, securities, notes or other evidence of indebtedness, created or issued by any other corporation or association or business entity organized under the laws of any of the states or territories of the United States or under the laws of any nation or government, and while the owner thereof to exercise and enjoy all the rights, powers, and privileges of ownership.

        7. To borrow money from or lend money to any person, persons, partnership, venture, business entity, or corporation, or any combination of the same, for such rates of interest as the corporation shall deem advisable, and to accept as security therefor or to give security therefor, mortgages, deeds of trust, bonds, notes, debentures or otherwise, and to generally deal in the transfer, sale, assignment, or conveyance of notes, deeds of trust, mortgages, debentures, bonds, bills of lading, stocks or other negotiable securities.

        8. To engage in any other lawful business or activity for which a corporation may be incorporated pursuant to the Colorado Corporation Code.

        9. To carry on any business or activity in connection with the foregoing and to have and exercise all of the powers, rights and privileges which a corporation organized pursuant to the Colorado Corporation Code may have and exercise.

        The foregoing clauses shall be construed as objects, powers and purposes of the Corporation, and shall not be held to limit or restrict in any manner the same. It is the intention that the objects, powers and purposes specified in each clause shall not be limited or restricted by reference to or inference from the terms of any other clause, which shall be regarded as independent objects, powers and purposes.


                                   ARTICLE IV

                                Authorized Shares

        Section 1: Number. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000), consisting of 150,000,000



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Common Shares, of all one series and class, and 50,000,000 Preferred Shares, of such series and classes as the Board of Directors may determine from time to time. All capital stock of the Corporation shall have a par value of $0.001 per share.

        Section 2: Dividends. Dividends in cash, property or shares of the Corporation may be paid upon the capital stock,, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law.

        Section 3: Assessment. The capital stock of the Corporation shall not be subject to assessment, but shall be issued as fully paid and nonassessable.


                                    ARTICLE V

                                Preemptive Rights

        The holders of the capital stock of this Corporation shall not have the preemptive right to acquire additional unissued shares or treasury shares of the capital stock of this Corporation, or securities convertible into shares of capital stock or carrying capital purchase warrants or privileges.


                                   ARTICLE VI

                        Provisions for Regulation of the
                           Internal Corporate Affairs

        The following provisions are inserted for the management of the business and for the regulation of the internal affairs of the Corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

        Section 1: Bylaws. The Board of Directors shall have the power to adopt, alter, amend or repeal, from time to time, such Bylaws as it deems proper for the management of the affairs of the Corporation, according to these Articles and the laws in such cases made and provided.

        Section 2: Executive Committee. The Bylaws may provide for designation by the Board of Directors of an Executive Committee and one or more other committees, the personnel and authority of which and the other provisions relating to which shall be as may be set forth in the Bylaws.

        Section 3: Place of Meetings. Both Stockholders" and Directors' meetings may be held either within or without the State of Colorado, as may be provided in the Bylaws.

        Section 4: Compensation to Directors. The Board of Directors is authorized to make provisions for reasonable


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compensation to its members for their services as Directors. Any Director of the
Corporation may also serve the Corporation in any other capacity and receive compensation therefor in any form.

        Section 5: Conflicts of Interest. No contract or other transaction of the Corporation with any other person, firm or corporation, or in which this Corporation is interested, shall be affected or invalidated solely by: (a) the fact that any one or more of the Directors or Officers of this corporation is interested in or is a director or officer of another corporation; or (b) the fact that any Director or officer, individually or jointly with others, may be a party to or may be interested in any such contract or transaction.

        Section 6: Registered Owner of Stock. The Corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes, including all rights deriving from such shares, on the part of any other person, including, but not limited to, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. The purchaser, assignee or transferee of any of the shares of the Corporation shall not be entitled to: (a) receive notice of the meetings of the Shareholders; (b) vote at such meetings; (c) examine a list of the Shareholders; (d) be paid dividends or other sums payable to Shareholders, or (e) own, enjoy or exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee or transferee has become the registered holder of such shares.

        Section 7: Conduct of Business. The Corporation may conduct part or all of its business, not only in the State of Colorado, but also in every other state of the United States and the District of Columbia, and in any territory, district and possession of the United States, and in any foreign country, and the Corporation may qualify to do business in any of such locations and appoint an agent for service of process therein. The Corporation may hold, purchase, mortgage, lease and convey real and personal property in any of such locations. Part or all of the business of the Corporation may be carried on beyond the limits of the State of Colorado, and the Corporation may have one or more offices out of the State of Colorado.

        Section 8: Amendment of Articles of Incorporation. The Corporation reserves the right, from time to time, to amend, alter or repeal, or add any provisions to, its Articles of Incorporation by a vote of a majority of its shareholders, and in the manner prescribed by the laws of the State of Colorado.

        Section 9: Restrictions on Stock. The Directors shall have the right, from time to time, to impose restrictions or to

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enter into agreements on behalf of the Corporation imposing restrictions on the transfer of all or a portion of the Corporation's shares, provided that no restrictions shall be imposed on the transfer of shares outstanding at the time the restrictions are adopted unless the holder of such shares consents to the restrictions.

        Section 10: Indemnification of Officers and Directors. The corporation hereby adopts, incorporates, and extends indemnification from liability for its officers and directors to the fullest extent as now permitted or may hereafter be permitted under the provisions of the Colorado Corporation Code.


                                   ARTICLE VII

                           Registered Office and Agent

         The address of the registered office of the Corporation in Colorado is 8400 East Prentice Avenue, Englewood, Colorado 80111, and the name of the registered agent at such address is Corporate Filing Corp. Books of accounts, records, documents and other papers may be kept at the registered office of the Corporation or at such other place as may be determined by the Board of Directors.


                                  ARTICLE VIII

                               Board of Directors

         Except as to the number constituting the initial Board of Directors, the number of Directors may be increased or decreased, from time to time, according to the applicable provisions in the Bylaws. However, there shall be a minimum of at least three (3) members on the Board of Directors. Any vacancies on the Board of Directors may be filled by majority vote of the then Directors, even though such then Directors are less than a quorum in number.


                                   ARTICLE IX

                                cumulative voting

         Cumulative voting of shares of stock of the Corporation shall not be allowed or authorized in the election of the Board of Directors of the Corporation.

                                    ARTICLE X

                    Adoption of Amended and Restated Articles

        Section 1: Manner of Adoption. The foregoing amended and restated Articles of Incorporation were adopted by the Shareholders of the Corporation on November 8, 1993, in the manner prescribed by


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the Colorado Corporation Code, as amended, which consisted of a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

        Section 2: Manner of Effect on Issued Shares. The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be affected is as follows: NONE.

        Section 3: Manner of Change in Capital. The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows: NONE.


        Dated this 8th day of November, 1993.

                                        STAR ACQUISITIONS CORPORATION



                                        By: /s/ STEVEN B. MISNER
                                           -------------------------------------
                                           Steven B. Misner,
                                           President




                                        By: /s/ BARBARA J. MCALLISTER
                                           -------------------------------------
                                           Barbara J. McAllister,
                                           Secretary